Exhibit 28.2


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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                 FORM 11-K
                               ANNUAL REPORT


  X    ANNUAL  REPORT  PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
       ACT OF 1934


                  For the fiscal year ended December 31, 1997

                                      OR

       TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                         Commission file number 0-7931



                         FIRST COMMERCE CORPORATION
                   SUPPLEMENTAL TAX-DEFERRED SAVINGS PLAN
                          (Full title of the plan)



                         FIRST COMMERCE CORPORATION
       (Name of the issuer of the securities held pursuant to the plan)


                     201 Saint Charles Avenue, 29th Floor
                         New Orleans, Louisiana  70170
                    (address of principal executive office)


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                        FIRST COMMERCE CORPORATION
                  SUPPLEMENTAL TAX-DEFERRED SAVINGS PLAN
                              INDEX FOR 1997


                                                                   PAGE NUMBER

  1.) Report of Independent Public Accountants                          F-2

  2.) Statements of Net Assets Available for Benefits
        as of December 31, 1997 and 1996                                F-3

  3.) Statements of Changes in Net Assets Available for Benefits
       with Fund Information for the years ended
       December 31, 1997, 1996 and 1995                          F-4 to F-6

  4.) Notes to Financial Statements                            F-7  to F-11

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Trustee of First Commerce Corporation
Supplemental Tax-Deferred Savings Plan:

We have audited the accompanying statements of net assets available for plan benefits of the First Commerce Corporation Supplemental Tax-Deferred Savings Plan (the Plan) as of December 31, 1997 and 1996 and the related statement of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Plan's statements of changes in net assets available for plan benefits for the year ended December 31, 1995 do not separately disclose the activity between non-participant and participant directed assets because this information is not readily available. Disclosure of this information is required by generally accepted accounting principles.

In our opinion, except for the omission of the information discussed in the preceding paragraph, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1997 and 1996 and the changes in its net assets available for plan benefits for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The Fund Information in the statements of net assets available for benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The Fund Information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                  /s/ Arthur Andersen LLP


New Orleans, Louisiana,
April 13, 1998

                        FIRST COMMERCE CORPORATION
                  SUPPLEMENTAL TAX-DEFERRED SAVINGS PLAN
             STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                          (Dollars In Thousands)

                                                                December 31
                                                           --------------------
                                                              1997       1996
ASSETS:                                                    ----------  --------
Investments (at fair value) -
  Participant-directed-
    Marquis Treasury Securities Money Market
       Fund - 365,173 shares ($365 cost) and 84,743
       shares ($85 cost), respectively                      $   365    $    85
    Marquis Government Securities Fund - 16,540 shares
       ($163 cost) and 8,521 shares ($84 cost),
       respectively                                             166         84
    Marquis Balanced Fund - 4,774 shares ($53 cost)
       and 3,971 shares ($43 cost), respectively                 58         45
    Marquis Value Equity Fund  - 3,895 shares ($56 cost)
       and 418 shares ($6 cost), respectively                    60          5
    Marquis Growth Equity Fund - 3,767 shares ($53 cost)         58          -
    Fidelity Advisor High-Yield Fund - 611 shares ($8 cost)
       and 467 shares ($6 cost), respectively                     8          6
    Fidelity Advisor Growth Opportunities Fund - 261 shares
       ($9 cost) and 159 shares ($5 cost), respectively          11          5
    Scudder Global Fund - 4,130 shares ($119 cost) and
       113 shares ($3 cost), respectively                       117          3
    American Century Twentieth Century Ultra Investors
       Fund - 46 shares ($1 cost) and 37 shares ($1 cost),
       respectively                                               1          1
    FCC Common Stock Fund - 34,891 shares ($1,040 cost)
       and 26,159 shares ($613 cost), respectively            2,347      1,017

  Non-participant-directed-
    FCC Common Stock Fund - 12,117 shares ($361 cost)
       and 10,852 shares ($254 cost), respectively              815        422
                                                           ----------  --------
              Total investments                               4,006      1,673

Dividends receivable -
 Participant directed -
    Marquis Treasury Securities Money Market                      1          -
    Marquis Government Securities Fund                            1          -
    Scudder Global Fund                                          11          -
    FCC Common Stock Fund                                        13         15
 Non-participant-directed-
    FCC Common Stock Fund                                         5          -
                                                           ----------  --------
              Total dividends receivable                         31         15
                                                           ----------  --------

NET ASSETS AVAILABLE FOR BENEFITS                           $ 4,037    $ 1,688
                                                           ==========  ========


The accompanying notes are an integral part of these financial statements.



                         FIRST COMMERCE CORPORATION
                     SUPPLEMENTAL TAX-DEFERRED SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION
                       YEAR ENDED DECEMBER 31, 1997
                                (In Thousands)

                                                                                                                        NON-
                                                                                                                    PARTICIPANT
                                                                                                                      DIRECTED
                                                PARTICIPANT DIRECTED ASSETS                                            ASSETS
                        -------------------------------------------------------------------------------------------- ---------
                                                                                                     American
                         Marquis                                                  Fidelity           Century
                         Treasury                                                  Advisor          Twentieth
                        Securities Marquis            Marquis Marquis  Fidelity    Growth            Century   FCC     FCC
                          Money   Government Marquis   Value   Growth   Advisor   Opportun- Scudder   Ultra   Common  Common
                          Market  Securities Balanced Equity  Equity  High-Yield    ities   Global  Investors Stock   Stock
                          Fund      Fund      Fund     Fund    Fund      Fund       Fund     Fund      Fund    Fund    Fund  Total
                        --------- ---------- -------- ------- ------- ----------  --------- ------- --------- ------  ------ ------
INVESTMENT INCOME:
 Dividends on FCC
  common stock          $    -    $     -    $    -   $    -  $    -  $      -    $     -   $     -  $     -  $   43  $  23  $   66
 Interest and other
  dividends                 10          8         6        5       1         1          1        11        -       -      -      43

NET APPRECIATION
 (DEPRECIATION) IN FAIR
 VALUE OF INVESTMENTS        -          4         4        4       5         -          1        (2)       -     864    325   1,205

CONTRIBUTIONS:
 Participants'             271         71         3       46      52         1          4       116        -     421      -     985
 Employer's                  -          -         -        -       -         -          -         -        -       -     50      50

WITHDRAWALS AND
 TERMINATIONS                -          -         -        -       -         -          -         -        -       -      -       -
                        --------- ---------- -------- ------- ------- ----------  --------- ------- --------- ------  ------ ------
CHANGES IN NET ASSETS
 AVAILABLE FOR
 BENEFITS FOR THE YEAR     281         83        13       55      58         2          6       125        -   1,328    398   2,349

NET ASSETS AVAILABLE
 FOR BENEFITS
 AT DECEMBER 31, 1996       85         84        45        5       -         6          5         3        1   1,032    422   1,688
                        --------- ---------- -------- ------- ------- ----------  --------- ------- --------- ------  ------ ------
NET ASSETS AVAILABLE
 FOR BENEFITS
 AT DECEMBER 31, 1997   $  366    $   167    $   58    $  60   $  58  $      8    $    11   $   128   $    1  $2,360  $ 820  $4,037
                        ========= ========== ======== ======= ======= ==========  ========= ======= ========= ======  ====== ======


The accompanying notes are an integral part of this financial statement.


                         FIRST COMMERCE CORPORATION
                     SUPPLEMENTAL TAX-DEFERRED SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION
                       YEAR ENDED DECEMBER 31, 1996
                                (In Thousands)

                                                                                                                NON-
                                                                                                             PARTICIPANT
                                                                                                               DIRECTED
                                                PARTICIPANT DIRECTED ASSETS                                    ASSETS
                        ------------------------------------------------------------------------------------- ---------
                         Marquis                                            Fidelity
                         Treasury                                           Advisor          Twentieth
                        Securities Marquis            Marquis   Fidelity    Growth            Century   FCC     FCC
                          Money   Government Marquis   Value     Advisor   Opportun- Scudder   Ultra   Common  Common
                          Market  Securities Balanced Equity   High-Yield    ities   Global  Investors Stock   Stock
                          Fund      Fund      Fund     Fund       Fund       Fund     Fund      Fund    Fund    Fund  Total
                        --------- ---------- -------- -------  ----------  --------- ------- --------- ------  ------ ------
INVESTMENT INCOME:
 Dividends on FCC
  common stock          $    -    $     -    $    -   $    -   $      -    $     -   $     -  $     -  $   36  $  13  $   49
 Interest and other
  dividends                  4          3         3        -          1          -         -        -       -      -      11

NET APPRECIATION
 (DEPRECIATION) IN FAIR
 VALUE OF INVESTMENTS        -          -         1        -          -          -         -        -     167     69     237

CONTRIBUTIONS:
 Participants'               -         68         7        5          2          2         3        1     146      -     234
 Employer's                  -          -         -        -          -          -         -        -       -     47      47

WITHDRAWALS AND
 TERMINATIONS                -          -         -        -         (2)        (2)        -        -     (27)    (8)    (39)
                        --------- ---------- -------- -------  ----------  --------- ------- --------- ------  ------ ------
CHANGES IN NET ASSETS
 AVAILABLE FOR
 BENEFITS FOR THE YEAR       4         71        11        5          1          -         3        1     322     121    539

NET ASSETS AVAILABLE
 FOR BENEFITS
 AT DECEMBER 31, 1995       81         13        34        -          5          5         -        -     710     301  1,149
                        --------- ---------- -------- -------  ----------  --------- ------- --------- ------  ------ ------
NET ASSETS AVAILABLE
 FOR BENEFITS
 AT DECEMBER 31, 1996   $   85    $    84    $   45    $   5   $      6    $     5   $     3   $    1  $1,032  $ 422  $1,688
                        ========= ========== ======== =======  ==========  ========= ======= ========= ======  ====== ======


The accompanying notes are an integral part of this financial statement.


                         FIRST COMMERCE CORPORATION
                     SUPPLEMENTAL TAX-DEFERRED SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION
                       YEAR ENDED DECEMBER 31, 1995
                                (In Thousands)

                         Marquis                                   Fidelity
                         Treasury                                   Advisor
                        Securities Marquis              Fidelity    Growth      FCC
                          Money   Government Marquis    Advisor    Opportun-   Common
                          Market  Securities Balanced  High-Yield    ities     Stock    Grand
                          Fund      Fund      Fund        Fund       Fund       Fund    Total
                        --------- ---------- --------  ----------  ---------   ------  ------
INVESTMENT INCOME:
 Dividends on FCC
  common stock          $    -    $     -    $    -    $      -    $     -     $   25  $   25
 Interest and other
  dividends                  5          -         1           -          -         11      17

NET APPRECIATION
 (DEPRECIATION) IN FAIR
 VALUE OF INVESTMENTS        -          -         2           -          -        263     265

CONTRIBUTIONS:
 Participants'              52         13         4           5          5        130     209
 Employer's                  -          -         -           -          -         39      39

INTERFUND TRANSFERS        (27)         -        27           -          -          -       -

WITHDRAWALS AND
 TERMINATIONS               (7)         -         -           -          -         (9)    (16)
                        --------- ---------- --------  ----------  ---------   ------   ------
CHANGES IN NET ASSETS
 AVAILABLE FOR
 BENEFITS FOR THE YEAR      23         13        34           5          5        459     539

NET ASSETS AVAILABLE
 FOR BENEFITS
 AT DECEMBER 31, 1994       58          -         -           -          -        552     610
                        --------- ---------- --------  ----------  ---------   ------   ------
NET ASSETS AVAILABLE
 FOR BENEFITS
 AT DECEMBER 31, 1995   $   81    $    13    $   34    $      5    $     5     $1,011  $1,149
                        ========= ========== ========  ==========  =========   ======   ======


The accompanying notes are an integral part of this financial statement.



                               FIRST COMMERCE CORPORATION

                        SUPPLEMENTAL TAX-DEFERRED SAVINGS PLAN

                             NOTES TO FINANCIAL STATEMENTS

                                   DECEMBER 31, 1997


        NOTE 1 - PLAN DESCRIPTION

        The following description of the First Commerce Corporation (FCC) Supplemental Tax-Deferred Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

        GENERAL

        The purposes of the Plan are to encourage employees of FCC and its subsidiaries to save and systematically invest a portion of their current compensation to provide for their future needs or the future needs of their beneficiaries, to defer the payment of taxes on such compensation and to allow such employees to participate in the income and growth of FCC. In January 1989, the Plan was established for those employees who are prevented from making full use of the FCC Tax-Deferred Savings Plan (the TDS) because of dollar limitations under the Internal Revenue Code. This Plan allows these employees to contribute additional amounts on a tax-deferred basis, and provides for employer matching contributions with respect to a portion of those additional contributions. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The reporting guidelines for this Plan are requirements of the Securities and Exchange Commission (SEC). First National Bank of Commerce (FNBC), a subsidiary of FCC, is the trustee of the Plan and receives no compensation for services rendered. FCC pays all administrative expenses of the Plan.

        CONTRIBUTIONS

        Each year, eligible employees may voluntarily contribute up to 10% of compensation above the compensation base, as defined by the Plan. FCC matches 50% of each employees' annual contribution with a maximum employer contribution of 5% of eligible compensation. FCC contributions are made into the FCC Common Stock Fund. An eligible employee may also make a contribution under the Plan out of any bonus received during the year. No matching contributions are made with respect to a tax-deferred contribution that comes out of a bonus.

        PARTICIPANT ACCOUNTS

        Each participant's account is credited with the employee's contribution, FCC's contribution applicable to such employee and an allocation of Plan earnings. Earnings from each fund are allocated to individual participant accounts proportionate to their balances in each fund. The benefit available to each participant is the participant's vested balance.


        VESTING

        Participants are fully vested in their contributions plus the related earnings on their contributions. Vesting in FCC's matching contribution and earnings thereon is based upon years of service with vesting occurring at a rate of 25% per year with full vesting occurring after four years. Alternatively, a participant may become fully vested in FCC's matching contributions and actual earnings thereon upon the participant's death, attainment of age 65 or disability. If an employee terminates his employment and is later reemployed before a one year period has elapsed, he will be treated for vesting purposes as if termination had not occurred.

        FORFEITURES

        Any nonvested portion of a terminated employee's account is held in a forfeitures account. The amount in this account is then used to reduce future employer contributions. There were no forfeitures available to reduce employer contributions as of December 31, 1997 and 1996 or for the years ended 1997, 1996 and 1995.

        PAYMENT OF BENEFITS

        Participants are allowed to make a yearly election regarding the distribution of benefits upon termination of employment. In the election the participant elects (a) whether to receive a lump sum or annual installments for a period of years not in excess of ten years and (b) whether payment will be made immediately or commence as of a deferred date which can be no later than the later of the 5th anniversay of the termination of employment or the participant's 65th birthday.


        INVESTMENT OPTIONS

        Upon enrollment in the Plan, participants may direct their contributions in 1% increments into any of the investment options available. The following funds were available as investment options as of December 31, 1997:

               a. Marquis Treasury Securities Money Market Fund (6 participants at December 31, 1997 and 5 participants at December 31, 1996)
                   -  Investments  are  in  U.S.  Treasury issued obligations.

               b. Marquis   Government   Securities   Fund  (6  participants at
                  December 31, 1997 and 1996) - Investments are primarily (at least 65%) in U.S. Government issued obligations.

               c. Marquis  Balanced  Fund (4  participants at December 31, 1997 and 1996) - Investments are in mutual funds, cash equivalents, large cap equities and high quality fixed income securities.

               d. Marquis   Value   Equity   Fund  (3  participants at December
                  31, 1997 and 1996) - Investments are in the common stocks of larger companies.

               e. Marquis  Growth  Equity  Fund (4 participants at December 31,
                  1997) - Investments are primarily (at least 65%) in common stocks, warrants, rights to purchase common stocks, convertible securities and preferred stocks.

               f. Fidelity Advisor High-Yield  Fund (3 participants at December
                  31, 1997 and 1996) - Investments are in fixed income funds, high yield bonds ("junk bonds"), debentures, notes, convertible securities and preferred stocks.

               g. Fidelity Advisor Growth Opportunities Fund (4 participants at
                  December 31, 1997 and 3 participants at December 31, 1996) - Investments are primarily (at least 65%) in the securities of companies considered to have long-term growth potential.

               h. Scudder Global Fund (2 participants at December 31, 1997  and
                  1996) - Investments are in the equity securities of companies expected to benefit from global economic trends.

               i. American Century  Twentieth Century Ultra Investors  Fund  (1
                  participant at December 31, 1997 and 1996) - Investments are in the stocks of companies with an expected high level of volatility.

               j. FCC Common  Stock Fund (22 participants  at December 31, 1997 and 23 participants at December 31, 1996) - Investments are in FCC common stock. Includes cash which is temporarily invested in a money market fund.

        The trust department of FNBC provides investment advice to the aforementioned Marquis funds.


        NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF ACCOUNTING

        The financial statements of the Plan are prepared using the accrual basis of accounting.

        USE OF ESTIMATES

        The accounting and reporting policies of FCC conform with generally accepted accounting principles. In preparing the financial statements, FCC is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        INCOME RECOGNITION

        Interest income is recorded  on the accrual basis.  Dividend  income is
        recorded  on  the  ex-dividend  date.   Realized  gains  and losses are
        recorded using  an average historical cost.

        INVESTMENT VALUATION

        Plan investments are stated at fair value with securities traded in public markets valued at their quoted market prices. Purchases and sales of securities are reflected on a trade-date basis. The difference between fair values from one period to the next is recognized as net appreciation (depreciation) in the fair value of investments in the accompanying Statements of Changes in Net Assets Available for Benefits.

        PAYMENT OF BENEFITS

        Benefits are recorded when paid. There were no distributions payable at December 31, 1997 and 1996.


        NOTE 3 - REALIZED GAINS (LOSSES) BY FUND

        Presented below is a table of realized gains (losses) by fund for the years ended December 31, 1997, 1996, and 1995 (in thousands):

                                                                                            REALIZED GAINS
                                                     PROCEEDS          HISTORICAL COST         (LOSSES)
                                               ------------------------------------------------------------
                         1997
                 ----------------------------
                 FCC Common Stock Fund                 $   1                $   1              $   -

                         1996
                 ----------------------------
                 Fidelity Advisor
                    High-Yield Fund                    $   2                $   2              $   -
                 Fidelity Advisor Growth
                   Opportunities Fund                  $   2                $   2              $   -
                 FCC Common Stock Fund                 $  26                $  26              $   -

                         1995
                 ---------------------------
                 Marquis Treasury Securities
                   Money Market Fund                   $  47                $  47              $   -
                 Fidelity Advisor
                   High-Yield Fund                     $   5                $   5              $   -


        NOTE 4 - UNREALIZED APPRECIATION OF INVESTMENTS

        The following table presents the changes in unrealized appreciation (in thousands):



                 Unrealized  appreciation  at  December  31, 1994     $    71
                 Change in unrealized appreciation                        265
                                                                      ---------
                 Unrealized  appreciation  at  December  31, 1995         336
                 Change in unrealized appreciation                        237
                                                                      ---------
                 Unrealized  appreciation  at  December  31, 1996         573
                 Change in unrealized appreciation                      1,205
                                                                      ---------
                 Unrealized  appreciation  at  December  31, 1997     $ 1,778
                                                                      =========

        NOTE 5 - PLAN TERMINATION

        Although it has not expressed any intent of doing so, FCC has the right under the Plan to discontinue its contributions at any time and to terminate the Plan by a formal resolution of FCC's Board of Directors. In the event of Plan termination, participants will become fully vested and the accounts will be nonforfeitable.


        NOTE 6 - INCOME TAX STATUS

        Under current law, income received by the trustee from investment of the Plan assets will be taxable to FCC. Accordingly, no provision for income taxes has been reflected in the accompanying financial statements.


        NOTE 7 - MERGER WITH BANC ONE

        On October 20, 1997, FCC and BANC ONE CORPORATION (BANC ONE) announced the signing of a definitive agreement for the merger of FCC with BANC ONE. Subject to certain conditions being met, it is anticipated that FCC will merge with BANC ONE in the second quarter of 1998. In accordance with the terms of the Merger Agreement, each share of FCC common stock (FCC Common Stock) outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.28 shares (the Exchange Ratio) of BANC ONE common stock (BANC ONE Common Stock). The Merger Agreement provides for appropriate adjustments to the Exchange Ratio and other factors used to determine or limit the exchange rate in the event of a BANC ONE stock dividend or stock split. Each holder of FCC Common Stock who would otherwise be entitled to receive a fractional share of BANC ONE Common Stock (after taking into account all of a shareholder's certificates) will receive cash, in lieu thereof, without interest.